EXHIBIT 99.1

   SciClone Announces Appointment of Richard J. Hawkins to Board of
                               Directors

    SAN MATEO, Calif.--(BUSINESS WIRE)--Nov. 1, 2004--SciClone Pharmaceuticals, Inc. (Nasdaq:SCLN) today announced the appointment of Richard J. Hawkins to the company's Board of Directors as a non-executive member.
    "Rick's experience in drug development, regulatory approval and the leadership of rapidly growing pharmaceutical companies will greatly contribute to SciClone's continued progress," commented Dr. Jere E. Goyan, Chairman of SciClone Pharmaceuticals. "With his comprehensive knowledge of the clinical development process as well as his experience holding a number of key leadership positions, Rick will bring valuable insight to SciClone as we work toward completion of our ZADAXIN phase 3 hepatitis C clinical trials, advance the development of SCV-07 and pegylated ZADAXIN, and pursue our plans to broaden our product pipeline."
    Mr. Hawkins is a highly experienced executive with over 30 years of experience in the pharmaceutical industry. Mr. Hawkins founded and built Pharmaco to be a highly respected and leading clinical research organization (CRO). In 1991 Pharmaco merged with the predecessor of PPD-Pharmaco, becoming the cornerstone of one of the largest CROs in the world today. Later, Mr. Hawkins went on to co-found and serve as Chairman of Sensus Drug Development, which successfully developed and received regulatory approval for SOMAVERT(R), a growth hormone antagonist approved for the treatment of acromegaly. SOMAVERT is marketed today by Pfizer in both the United States and Europe. Currently, Mr. Hawkins serves as the Chairman and CEO of LabNow, Inc., a privately-held start-up company he founded. LabNow is developing lab-on-a-chip sensor technology to be used in point-of-care, physician office-based diagnostic testing systems. Mr. Hawkins graduated cum laude with a Bachelors of Science in Biology from Ohio University in 1974.
    With Mr. Hawkin's appointment, SciClone's Board of Directors has seven members, all of whom are independent, non-executive directors.

    About SciClone

    SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. SciClone's lead product ZADAXIN(R) is currently being evaluated in two phase 3 hepatitis C clinical trials in the United States. ZADAXIN is also being evaluated in other late-stage clinical trials for the treatment of hepatitis B and certain cancers. The company's other principal drug development candidate is SCV-07, which is currently being evaluated in pre-clinical studies for the treatment of viral and other infectious disease. For more information about SciClone, visit www.sciclone.com.

    CONTACT: SciClone Pharmaceuticals, Inc.
             Richard A. Waldron, 650-358-3437